Exhibit 10.3

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Snap Pricing Addendum No. 9 for Google Cloud Platform

This Addendum No. 9 (the “Addendum”) amends the Google Cloud Platform License Agreement or the Google Cloud Master Agreement previously entered into between Google (“Google”) and the customer in the signature block below (the “Customer”) (as applicable, the “Agreement”). Capitalized terms used but not defined in this Addendum have the meaning given to them in the Agreement. This Addendum will be effective from the date countersigned by the last party (the “Addendum Effective Date”).

1.	Additional Definitions.

A.	“BQ Discount Period” means the period starting [*] the Addendum Effective Date and continuing until the duration of the Term.

B.	“Stackdriver Discount Period” means the period starting on the Addendum Effective Date and continuing until the end of the Discount Periods set forth in Exhibit A – Pricing Exhibit of the Agreement.

2.	Discount. The discounts listed in this Section 2 will replace any prior negotiated pricing or discounts for the respective SKUs described below.

A.

BigQuery Discount. During the BQ Discount Period, Customer will get BQ compressed storage SKU for [*] per month per GB. The customer commits to keeping its BQ compressed storage usage at a minimum of [*] (uncompressed storage) for the duration of the contract.

B.	Stackdriver Discount

i.	Fixed Price Discount. During the Stackdriver Discount Period, Customer will pay the fixed price specified below for the following Stackdriver Logging and Monitoring SKU’s:

Stackdriver Service	SKU	Fixed Discounted Price
Log Volume	143F-A180-E0BE	$[*] per gibibyte
Metric Volume	A924-09D0-8854	$[*] up to [*] mebibyte $[*] per mebibyte for [*] to [*] mebibyte $[*] per mebibyte for [*] to [*] mebibyte $[*] per mebibyte for [*] mebibyte and above

Exhibit 10.3

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ii.

Post Stackdriver Discount Period.  Unless the parties mutually agree otherwise, if Customer continues to use the Stackdriver Service after the Stackdriver Discount Period, Customer will automatically move to an on-demand pricing model based on the Fees listed at the Fees URL:  “https://cloud.google.com/skus”

3.

Miscellaneous. All other terms and conditions of the Agreement remain unchanged and in full force and effect. If the Agreement and the Addendum conflict, the Addendum will govern. This Addendum is subject to the “Governing Law” section in the Agreement.

Signed by the parties’ authorized representatives.

GOOGLECUSTOMER: Snap Inc.

By: /s/ Philipp SchindlerBy: /s/ Karl D’Adamo

Name: Philipp SchindlerName: Karl D’Adamo

Title: Authorized SignatoryTitle: Director of Engineering

Date: 2019.09.24Date: Sep 17, 2019